Ex 99.1
SILVERLEAF RESORTS ANNOUNCES FILING OF
UNIVERSAL SHELF REGISTRATION STATEMENT

Dallas, Texas (October 23, 2007)—Silverleaf Resorts, Inc. (Nasdaq:SVLF) today announced that it has filed a universal shelf registration statement with the Securities and Exchange Commission that, upon being declared effective by the SEC, will allow Silverleaf to sell up to $100 million in aggregate amount of its common stock, preferred stock, debt securities, warrants, or any combination thereof from time to time in one or more offerings.  The nature and terms of any offering will be established at the time of sale and will be described in a prospectus supplement that Silverleaf will file with the SEC.

The Company currently has no specific plans to offer or sell any securities under the registration statement.  Silverleaf is filing the registration statement so it has the flexibility to raise capital if and when favorable economic or business conditions dictate. Proceeds from the sale of any securities by Silverleaf are expected to be used for general corporate purposes, including working capital, reducing indebtedness, acquisitions, and/or capital expenditures.

As a part of the registration statement filed with the SEC, Robert E. Mead, as voting trustee over shares beneficially owned by him, is registering 9,349,417 shares of the Company’s previously-issued common stock.  Mr. Mead is the Company’s chairman and chief executive officer.  Mr. Mead may be a selling shareholder, from time to time, in one or more offerings.  The Company will not receive any proceeds from the sale of shares by Mr. Mead, and the number of Silverleaf shares outstanding will not change as a result of such sales.  Mr. Mead has indicated that he does not presently have any plans to sell any of the shares being included in the registration statement.

The registration statement relating to these securities has been filed with the SEC but has not yet become effective.  These securities may not be sold, nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Silverleaf Resorts.

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

Contact:

Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166 ext. 2218